Amendment to Project Collaboration and Profit Sharing Agreement dated October 13 2013 (the “Collaboration Agreement”)

This amendment is entered into on March 5, 2014 between Kevin T. Mulhearn (“Mulhearn”) and OSL Holdings, Inc. (“OSL”) .

Whereas pursuant to the Collaboration Agreement OSL is obligated to issue substantial shares to Mulhearn.

Whereas the Collaboration Agreement does not provide for a cash return of Mulhearn’s investment.

Whereas issuance of those shares would cause substantial dilution to OSL shareholders.

Therefore the parties agree as follows

1.	OSL shall no longer be obligated to issue the Buyout Shares as defined in the Collaboration Agreement.

2.	OSL shall issue Mulhearn a promissory note in the amount of $700,000 payable in twelve months. The note shall permit OSL , in its discretion, to convert the note into shares of common stock at market price any time after the thirty day weighted average share price reaches $0.50.

3.	OSL shall provide warrants for 5,000,000 shares exercisable when the share price hits $0.25 and warrants for 3,000,000 shares exercisable when the share price hits $0.50.

4.	Issuance of the aforementioned warrants and note shall satisfy OSL’s obligations pursuant to the Collaboration Agreement.

5.	Mulhearn has the option of providing up to an additional $200,000 of funding to OSL within the next twenty days in exchange for a prorata increase in the note and warrants.

6.	This amendment is subject to OSL board approval and will be void if such approval is not obtained within seven days of its execution.

Agreed to:

/s/ Kevin T. Mulhearn	/s/ Eric Kotch
Kevin T. Mulhearn	OSL Holdings, Inc. By Eric Kotch
CFO